Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 19, 2010, relating to the consolidated financial statements of CryoLife, Inc. and the effectiveness of CryoLife, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
May 24, 2010